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                                                                    EXHIBIT 10.7

                             CONFIDENTIAL TREATMENT


                       COOPERATION AND LICENSING AGREEMENT

This Agreement (AGREEMENT) is entered into as of the 31st of December, 2001 (EFFECTIVE DATE) between NeoGenesis Pharmaceuticals, Inc., a Delaware corporation (NEOGENESIS) and Aventis Pharma S.A., a corporation organized under the laws of France and having a place of business at 20, avenue Raymond Aron, 92160 Antony, France (together with its Affiliates, AVENTIS), and sets forth the terms and conditions that will apply to the provision by NeoGenesis to Aventis of certain screening and analysis services.

                                   BACKGROUND

Aventis is interested in identifying potential pharmaceutical products for treatment of certain human diseases and wishes to identify compounds that exhibit a high degree of chemical binding and functional activity to specific protein targets. NeoGenesis has certain technology and know-how, including screening processes of libraries of mass-encoded small molecule compounds, relating to the identification, discovery, validation and optimization of novel compounds which may be useful for development of novel therapeutics employing targets implicated in a disease process. The parties wish to pursue a collaborative screening process to identify compounds exhibiting a high degree of chemical binding affinity to and biological activity against targets designated by Aventis from among the NeoGenesis libraries of mass-encoded small molecule compounds and which have activity in bioassays or functional assays. The terms and conditions set forth below shall govern the performance of such collaborative effort.

1.  DEFINITIONS.

1.1 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

     AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, CONTROL means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation, in a particular jurisdiction) having the power to vote on or direct the management or policies of such Person.

     ALIS means the Automated Ligand Identification System, an automated, ultra-high throughput ligand selection system proprietary to NeoGenesis that is used to identify multiple classes of chemical ligands against a specific target protein.

     APPLICABLE LAWS means all laws, statutes, regulations and ordinances of any Regulatory Authority, including without limitation the FD&C Act.

     AVENTIS INTELLECTUAL PROPERTY means, individually and collectively, (a) all Inventions that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of Aventis at any time prior to the Effective Date or after the Effective Date if such Inventions are not based upon or related to the performance of the Program; (b) any tangible materials provided by Aventis to NeoGenesis for use in the conduct of the Program, together with, where applicable, any analogs, derivatives, fragments, progeny, sub-cellular constituents or expression products thereof; (c) the Targets or the uses thereof; and (d) the functional assays provided by Aventis under the Program. The term Aventis Intellectual Property, however, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public.

     AVENTIS PATENT RIGHTS means (a) those patents and patent applications covering Aventis Intellectual Property and Program Intellectual Property owned by Aventis that are Controlled by Aventis at any time during the term of this Agreement which (i) relate to or otherwise would be infringed by the manufacture, use, importation or sale of any Lead Compound or Product or (ii) relate to Aventis Intellectual Property and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

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     COMMERCIALLY REASONABLE EFFORTS means, with respect to (i) any objective by any party, reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or Commercialization of any Product by any party efforts and resources normally used by such party with respect to a product owned by such party or to which such party has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, and profitability of the product.

     COMMERCIALIZATION means any and all activities of marketing, promoting, distributing, offering for sale and selling a Product to a non-Affiliated third party. When used as a verb, COMMERCIALIZE means to engage in Commercialization.

     CONFIDENTIAL INFORMATION means any proprietary or confidential information of either party (including but not limited to all Aventis Intellectual Property and all NeoGenesis Intellectual Property) disclosed to the other party pursuant to this Agreement in written, electronic or other tangible medium and marked as confidential, or if disclosed orally or displayed or disclosed in tangible medium without a confidential marking, confirmed in a writing (describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made) within thirty (30) days of disclosure, except any portion thereof which:
(i) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or
(iv) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information. Additionally any technical or financial information disclosed by either Party at a meeting of the Steering Committee or disclosed through an audit report shall constitute Confidential Information unless otherwise specified.

     CONTROL OR CONTROLLED means with respect to: (a) any item of information, including, without limitation, Aventis Intellectual Property and NeoGenesis Intellectual Property, or (b) any intellectual property rights, the possession (whether by ownership or license, other than pursuant to this Agreement) by a party or an Affiliate thereof of the ability to grant to the other party access or a license as provided herein under such item of information or intellectual property rights without violating the terms of any agreement or other arrangements, between such party or its Affiliate and any third party, existing before or after the Effective Date.

DERIVATIVE COMPOUNDS means any analog, homolog or isomer of a Lead Compound, which has an IC50 value against the Screening Target of [*] micromolar or less, which (a) results from a chemical synthesis program based on the Lead Compounds or (b) is based on structure-activity data of the Lead Compound; PROVIDED, that any such program or data is in respect of a target protein from other bacterial or fungal organisms homologous in origin and biological function to the original Screening Target.

     EMEA means the European Medical Evaluation Agency and any successor agency thereto.

     FDA means the United States Food and Drug Administration, or any successor thereto.

     FD&C ACT means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.

     FIELD means preventative, therapeutic and diagnostic uses in humans or animals.

     FIRST COMMERCIAL SALE of Product(s) means any transfer for value in an arms-length transaction to an independent third party distributor, agent or end user in a country within the Territory after obtaining all necessary Regulatory Approvals as may be necessary for such transfer in such country.

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     FORCE MAJEURE means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

     FTE means a full time equivalent person year (consisting of a total of 1880 hours per year) of scientific, technical or managerial work, carried out by one or more employees or agents of NeoGenesis, who devotes a portion of his or her time to performing further optimization activities as set forth herein.

     FTE RATE means the amount charged per FTE, such amount not to exceed [*].

     GOOD CLINICAL PRACTICE means the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Clinical Practices.

     GOOD LABORATORY PRACTICE means the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Laboratory Practices.

     GOOD MANUFACTURING PRACTICE means the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Manufacturing Practices.

     IND means an investigational new drug application, as defined in the FD&C Act and applicable regulations thereunder, or any equivalent document, filed with the FDA and necessary for beginning clinical trials of any Product in humans or any equivalent application or other documentation filed with any Regulatory Authority of a country other than the United States prior to beginning clinical trials of any Product in humans in that country.

     INVENTION(S) means all discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws).

     LEAD COMPOUND means those Hit Compounds (or any analogs, homologs or isomers of such Hit Compounds) that Aventis classifies as leads for further research based on Aventis' good faith evaluation of the satisfaction of the following criteria by such Hit Compound (or analogs, homologs or isomers of such Hit Compound): (a) such Hit Compound is clearly optimized towards target product profile; (b) SAR established on a series of more than [*] related compounds including the Hit Compound and analogs, homologs or isomers of such Hit Compound; (c) clear optimization potential for the Hit Compound (or analogs, homologs or isomers of such Hit Compound) identified; (d) satisfactory eADME [*] profile; (e) first in class in vivo PK; (f) other preliminary in vivo data if accessible; (g) electrophysiology HERG assay when appropriate; and (h) other secondary assays needed to pursue such Selected Compound.

     MAJOR COUNTRY mean the United States, the United Kingdom, France, Germany or Italy, as the case may be.

     MANUFACTURING means any and all activities involved in the production of a Product to be developed and/or Commercialized under this Agreement. When used as a verb, MANUFACTURE means to engage in Manufacturing.

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     NDA means a new drug application as defined in the FD&C Act and applicable regulations thereunder, and/or the non-U.S. equivalent thereof.

     NEOGENESIS INTELLECTUAL PROPERTY means, individually and collectively, (a) all Inventions that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of NeoGenesis at any time prior to the Effective Date or after the Effective Date (if such Inventions are not based upon or related to the performance of the Program); (b) any tangible materials provided by NeoGenesis to Aventis for use in the conduct of the Program, together with, where applicable, any analogs, derivatives, fragments, progeny, sub-cellular constituents or expression products thereof; and (c) the NeoMorph Screening Library, the NeoMorph Focused Libraries, ALIS and QSCD. The term NeoGenesis Intellectual Property, HOWEVER, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public.

     NEOGENESIS PATENT RIGHTS means those (a) patents and patent applications covering NeoGenesis Intellectual Property and Program Intellectual Property owned by NeoGenesis listed in ATTACHMENT D, as ATTACHMENT D is amended from time to time in accordance with Section 2.6 or Section 3.3, which are Controlled by NeoGenesis; and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof which are Controlled by NeoGenesis and are existing as of the Effective Date or filed or issued during the term of this Agreement.

     NEOMORPH CHEMISTRY means the process, proprietary to NeoGenesis, of forming libraries and sub-libraries of discrete compounds by coupling a broad set of diverse cores with diverse sets of building blocks employing proprietary mass-coding algorithms.

     NEOMORPH FOCUSED LIBRARIES means those compounds synthesized by NeoGenesis derived from Primary Active Compounds identified by Aventis in bioassays or functional assays

     NEOMORPH SCREENING LIBRARY means the entire collection of libraries consisting of mass-encoded small molecule organic compounds owned by NeoGenesis and developed with NeoMorph Chemistry, currently comprising approximately 10,000,000 different compounds.

     NET SALES means the aggregate amount invoiced by Aventis, its Affiliates or any of its sublicensees to a third party distributor (who is not a sublicensee), agent, contractor or end user for the sale of the Product (other than sales of Products at cost by Aventis, its Affiliates or sublicensees to a third party for use in a clinical study prior to regulatory approval of such Product) LESS deductions selected as appropriate from: (a) credits, refunds and allowances separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned Products, (b) offered and taken trade volume and cash discounts and rebates in amounts customary to the trade, (d) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, to the extent invoiced, (e) compulsory payments and rebates accrued, paid or deducted pursuant to agreements with third party payors or administrators (including but not limited to managed care agreements) or government regulations, (f) outbound packing, transportation, insurance and handling charges that are separately billed to the customer or prepaid to the extent invoiced, and (g) price adjustments (including retro-active price adjustments) separately and actually credited to customers. The amounts of any deductions taken pursuant to clauses (a)-(g) shall be determined from books and records maintained in accordance with GAAP, consistently applied. Net Sales shall not include revenue received by Aventis (or any of its Affiliates) from transactions with an Affiliate, where the Product in question will be resold to an independent third-party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales in accordance with Section 4.6.

     PERSON means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

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     PRODUCT(S) means any product: (a) made up of, comprising or containing a
Lead Compound or a Derivative Compound; and (b) the development, manufacture, use, or sale of which, absent the license granted to Aventis under Section 3.1 OR the rights assigned to Aventis under Section 3.2(d) of this Agreement, would infringe the NeoGenesis Intellectual Property or NeoGenesis Patent Rights or which makes use of any Program Patent Rights with respect to which NeoGenesis is an inventor (in accordance under U.S. patent law).

     PROGRAM means, collectively, the screening program described in Paragraphs 1-6 of ATTACHMENT A (the SCREENING PROGRAM) and the optimization program described in Paragraphs 7-8 of ATTACHMENT A (the HIT EXPLORATION PROGRAM) as the same may be amended during the term of this Agreement by mutual agreement of the parties acting through the Steering Committee (as defined below). The Screening Program will be directed toward the discovery and development of Hits for the Screening Targets and the Hit Exploration Program will be directed toward the development of Lead Compounds for the Screening Targets.

     PROGRAM INTELLECTUAL PROPERTY means individually and collectively all Inventions that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression: (a) solely by one or more employees or consultants of NeoGenesis at any time if such Inventions are based upon or related to the performance of the Program; (b) jointly by one or more employees or consultants of NeoGenesis and one or more employees or consultants of Aventis at any time if such Inventions are based upon or related to the performance of the Program; or (c) solely by one or more employees or consultants of Aventis at any time if such Inventions are based upon or related to the performance of the Program. Program Intellectual Property is listed in ATTACHMENT B, which shall be amended from time-to-time to include new Program Intellectual Property, in accordance with Section 3.3.

     PROGRAM PATENT RIGHTS means (a) those patents and patent applications, the claim of which covers all or any part of Program Intellectual Property, and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

     QSCD means Quantized Surface Complementary Diversity, a model proprietary to NeoGenesis, in terms of which discrete chemical compliments to the surfaces of a Target are defined.

     R&D PROGRAM means on a Lead Compound-by-Lead Compound basis the activities necessary to be undertaken in connection with the research and development of such Lead Compound prior to obtaining Regulatory Approval for a Product (regardless of the country in which such activities are conducted).

     REGULATORY APPROVALS means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing, promotion, pricing and sale of the Product(s) in such country.

     REGULATORY AUTHORITY means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA and the EMEA.

     SCREENING TARGET means a specific protein target - selected by Aventis for which NeoGenesis will perform the Program and for which the screening fee described in Section 4.1, the success payment described in Section 4.4, the milestone payments described in Section 4.5 and royalties described in Section
4.6 are due from Aventis to NeoGenesis as specified in Section 4. An Excluded Target is not a Screening Target for purposes of this Agreement until such time as it becomes a Screening Target. The initial Screening Targets are identified in ATTACHMENT C.

     TERRITORY means all the countries of the world.

1.2 OTHER DEFINED TERMS. The following terms shall have the meanings set forth in the section appearing opposite such term:

         AAA                                         Section 9.1
         AGREEMENT                                   Recitals

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         AVENTIS                                     Recitals
         BANKRUPTCY CODE                             Section 3.1
         DISPUTE NOTICE                              Section 9.1
         EFFECTIVE DATE                              Recitals
         EXCLUDED TARGET                             Section 2.2
         FINAL TARGET REPORT                         ATTACHMENT A
         GENERIC RIGHTS                              Section 3.2
         HIT COMPOUND(S)                             ATTACHMENT A
         HIT EXPLORATION PROGRAM                     C.F. PROGRAM
         INDEMNIFIED PARTY(IES)                      Section 7.2
         INDEMNIFYING PARTY                          Section 7.2
         LICENSED TECHNOLOGY                         Section 3.1
         LOSSES                                      Section 7.2
         NEOGENESIS                                  Recitals
         PHASE II CLINICAL TRIALS                    Section 4.3
         PHASE III CLINICAL TRIALS                   Section 4.3
         PRELIMINARY COMPOUND                        ATTACHMENT A
         PRIMARY ACTIVE COMPOUNDS                    ATTACHMENT A
         PRIMARY ENDPOINT                            Section 4.3
         PROGRAM TERM                                Section 8.1
         SCREENING PERIOD                            Section 2.4
         SCREENING PROGRAM                           C.F. PROGRAM and Section 2.4
         SELECTED SERIES                             ATTACHMENT A
         STEERING COMMITTEE                          Section 2.7


2.  SCREENING PROGRAM; R&D PROGRAM; COMMERCIALIZATION

2.1 SCOPE. Aventis shall select [*] protein targets as Screening Targets for the Program. Aventis will disclose proposed Screening Targets to NeoGenesis using the procedure specified in Section 2.2; PROVIDED, that Aventis will complete all proposed Screening Target disclosure for the [*] initial Screening Targets not later than [*] following the Effective Date.

2.2 DISCLOSURE OF TARGETS. During the Program Term, Aventis shall from time to time disclose additional Targets to NeoGenesis in writing. Within [*] of each disclosure of a proposed Target by Aventis, NeoGenesis shall notify Aventis as to whether such Target is an Excluded Target. If NeoGenesis does not serve such notice within the specified period, such Target shall not be deemed to be an Excluded Target. NeoGenesis may deem a Target as an Excluded Target if on the date NeoGenesis receives such proposed Target disclosure from Aventis: (i) NeoGenesis is contractually prohibited from performing the screening contemplated in this Agreement on such proposed Target, (ii) NeoGenesis has received a request from a third party to provide screening on such proposed Target and NeoGenesis reasonably expects to commence screening within [*] for such third party or (iii) NeoGenesis has previously conducted screening on such proposed Target for another party (each, an EXCLUDED TARGET). NeoGenesis will promptly notify Aventis if an Excluded Target that was excluded pursuant to
Section 2.2(ii) does not become the subject of screening at NeoGenesis within said [*] period and Aventis may have such Excluded Target deemed a Screening Target with notice to NeoGenesis.

2.3 DELIVERY OF TARGET PROTEINS. Aventis shall deliver the Screening Targets that have been accepted by NeoGenesis to NeoGenesis for screening within [*] following acceptance by NeoGenesis in accordance with Section 2.2. Aventis shall provide Screening Targets in the quantities and formats specified in ATTACHMENT
A. Aventis shall also provide NeoGenesis at the time of delivery with a written description of the concentration and volume of the Screening Target. Aventis shall deliver the Screening Targets Ex Works to NeoGenesis' Cambridge facility.

2.4 SCREENING PROGRAM. (a) NeoGenesis will use its ALIS method to screen the NeoMorph Library for activity with respect to each Screening Target for purposes of identifying potentially useful chemical compounds for further

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evaluation and development. Screening will be performed pursuant to the screening protocol for the Program set forth in ATTACHMENT A.

     (b) It is understood and agreed that while NeoGenesis will use Commercially Reasonable efforts to complete the Screening Program for all three Screening Targets within [*] following the Effective Date (the SCREENING PERIOD) and complete the Hit Exploration Program for all [*] Screening Targets within [*] following the Effective Date, in the event and to the extent that NeoGenesis has not completed the Screening Program with respect to any Screening Target(s) within such [*] period or completed the Hit Exploration Program within such [*] period, NeoGenesis will continue to perform the applicable Program services during the period following the expiration of the applicable period until NeoGenesis completes the Program for each Screening Target submitted in accordance with Sections 2.1-2.2 at no additional cost.

2.5 GRANT OF RESEARCH LICENSES. (a) Aventis hereby grants NeoGenesis a nonexclusive, nontransferable, royalty-free license to use Aventis Intellectual Property (including Aventis Patent Rights) solely for purposes of conducting the Program and performing NeoGenesis' obligations under the Program. NeoGenesis will not use Aventis Intellectual Property for any other purpose, without Aventis' prior written permission. NeoGenesis shall not (i) grant, or attempt to grant, a sub-license to use Aventis Intellectual Property to any Person without the express written consent of Aventis, or (ii) modify the Screening Targets supplied by Aventis, including, without limitation, the making of any analogs, homologs or isomers thereof. In the event that NeoGenesis does not consume all of the Screening Targets supplied by Aventis in performance of the Program, NeoGenesis will upon completion of the Program, return to Aventis any quantities of such Screening Target(s) and any analogs, homologs or isomers thereof.

     (b) NeoGenesis hereby grants Aventis a nonexclusive, nontransferable, royalty-free license to use NeoGenesis Intellectual Property (including NeoGenesis Patent Rights) solely for purposes of conducting the Program and performing Aventis' obligations under the Program. Aventis will not use NeoGenesis Intellectual Property for any other purpose, without NeoGenesis' prior written permission. Aventis shall not grant, or attempt to grant, a sub-license to use NeoGenesis Intellectual Property to any Person without the express written consent of NeoGenesis. In addition, Aventis shall not analyze any Preliminary Compounds or Active Compounds or Primary Active Compounds structurally or otherwise seek to derive the structure of such Preliminary Compounds or Active Compounds or Primary Active Compounds until such time as Aventis designates Primary Active Compounds as Hit Compounds in accordance with the procedure specified in ATTACHMENT A.

2.6 SCIENTIFIC REPORTS. (a) NeoGenesis will keep and maintain adequate records containing laboratory data generated in the course of the Program to enable it to furnish complete and accurate information to Aventis regarding the Program activities and results, including all Preliminary Compounds, Active Compounds and NeoMorph Focused Libraries identified in the Program and all NeoGenesis Program Intellectual Property developed during the Program. All such written records of NeoGenesis shall be open to inspection by Aventis during normal business hours upon reasonable prior notice.

     (b) NeoGenesis shall provide Aventis with reasonably-detailed written reports describing the results of the research performed pursuant to the Program including all Preliminary Compounds, Active Compounds and NeoMorph Focused Libraries identified in the Program. Such reports shall be delivered to Aventis at least monthly during the Program. NeoGenesis will deliver a Final Target Report and a Candidate Lead Compound Report (as defined in ATTACHMENT A) with respect to the Program work performed on each Screening Target including a description of all the Preliminary Compounds, Primary Active Compounds and NeoMorph Focused Libraries identified during the Program with respect to such Screening Target.

2.7 STEERING COMMITTEE. (a) A Steering Committee (STEERING COMMITTEE) shall be responsible for the oversight of the day-to-day management of the Program. The Steering Committee shall consist of four members, two members to be appointed by each of NeoGenesis and Aventis. Each party may, with notice to the other, substitute any of its members serving on the Steering Committee. The initial Aventis members shall be John Hodgson and Norbert Dereu and the initial NeoGenesis members shall be Peter Lomedico and Huw Nash. Aventis shall have the right to appoint one of its members to be the chairperson of the Steering Committee.

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     (b) The Steering Committee shall be responsible for the management and conduct of the Program and shall in particular: (i) consider, review and amend the Program from time to time in such manner as may be appropriate; (ii) monitor progress of the Program; (iii) report regularly to the management of both parties upon the progress of the Program; and (iv) be the initial medium for transfer of information between the parties.

     (c) The Steering Committee shall hold meetings as mutually agreed by the parties (but in no event less than four (4) times during the Screening Period) to review the Program. The first meeting of the Steering Committee shall be held within forty-five (45) days of the Effective Date and shall be held in Cambridge, MA. Thereafter, meetings may be held by telephone or video conference if requested by either party in writing to the other, PROVIDED that the parties shall meet in person at least two (2) times during the Screening Period. Draft Minutes of all meetings setting forth decisions of the Steering Committee relative to the Screening Process shall be prepared by the Chairman, or his designate and circulated by the Chairman to both parties within fifteen (15) days after each meeting, but minutes shall not become official until approved by both parties (which approval the parties shall use reasonable efforts to give within thirty (30) days of receipt of such minutes).

     (d) The quorum for Steering Committee meetings shall be two, provided there is at least one member from each of NeoGenesis and Aventis present. Aventis and NeoGenesis shall each have one vote at the Steering Committee. The Steering Committee will render decisions by unanimous vote. Disagreements among the Steering Committee regarding the Program will be resolved via good-faith discussions; PROVIDED, that in the event of a disagreement that cannot be resolved within fifteen (15) days after the date on which the disagreement arose, the matter shall be referred to Aventis' Head of Drug Innovation and Approval for France and NeoGenesis' Chief Executive Officer or their respective designees. Thereafter, if any such disagreement is not resolved within thirty
(30) days, then Aventis will have the right to make the final decision.

2.8 LEAD COMPOUNDS. (a) Within [*] following the completion of the evaluation described in Paragraph 8 of ATTACHMENT A, the Steering Committee shall make a recommendation to Aventis on the nomination of Lead Compounds. Within [*] from receipt of the Steering Committee's recommendation, Aventis shall notify NeoGenesis whether it will designate any Lead Compounds for such Screening Target, or whether it wishes further optimization work with respect to such Selected Series. If Aventis does not designate any Lead Compound(s) against a particular Screening Target within such period or initiate further optimization work with respect to such Selected Series within such period, the rights granted Aventis shall terminate and be of no further force or effect with respect to Lead Compounds and/or Products against the applicable Screening Target, and no further payment from Aventis shall be due with respect to such Screening Target. If Aventis does identify any Lead Compounds, such Lead Compounds will be subject to the license granted Aventis and shall no longer be available to NeoGenesis or any third party in any NeoGenesis compound library, including its mass encoded NeoMorph compound library or in any other manner. There shall be no limit on the number of Lead Compounds that may be taken; PROVIDED, all such Lead Compounds have a binding affinity of [*] and demonstrated activity in the Screening Target-based biochemical/functional assays with [*]. If Aventis does not identify any Lead Compounds but does initiate further optimization work with respect to such Selected Series, such Selected Series compounds will remain subject to Section 3.2 and Section 3.3(a) for a period of not longer than [*] during which optimization may be performed and Aventis will pay NeoGenesis in accordance with Section 4.2 as if the Hit Exploration Program were being pursued. If Aventis does not designate Lead Compounds by the end of such [*] period, Aventis will be deemed to have not designated Lead Compounds in respect of such Screening Target.

     (b) Within thirty (30) days following receipt of notification from Aventis identifying Lead Compounds, NeoGenesis shall amend ATTACHMENT D to identify any applicable NeoGenesis Patent Rights not previously identified to Aventis.

2.9 PRODUCT DEVELOPMENT. Aventis, at its sole expense, shall be responsible for and shall use its Commercially Reasonable Efforts to conduct the R&D Program related to Lead Compounds and Products and to develop and obtain Regulatory Approvals for Products in each of the Major Countries; provided that, in the reasonable exercise of Aventis discretion, development in each such Major Country is commercially expedient.

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2.10 MANUFACTURE OF PRODUCT. Aventis, at its sole expense, shall be responsible for and shall use its Commercially Reasonable Efforts to Manufacture the Products in accordance with the Regulatory Approvals, Applicable Laws, Good Laboratory Practices and Good Manufacturing Practices.

2.11 REGULATORY MATTERS. Aventis, at its sole expense, shall be responsible for the preparation and filing, with the appropriate Regulatory Authorities, of all documents that are necessary to conduct clinical studies of Products and Regulatory Approval applications that are necessary to market and sell Products. Aventis shall use Commercially Reasonable Efforts to file Regulatory Approval applications in the Major Countries. Simultaneously with the submission of each such regulatory filing, Aventis shall notify NeoGenesis, in writing, that such regulatory filing has been made. Aventis shall be responsible for reporting all adverse events associated with any Product to the appropriate Regulatory Authorities in accordance with Applicable Laws.

2.12 MARKETING AND SALE. Aventis, at its sole expense, shall be responsible for the Commercialization of Products in the Territory and shall use its Commercially Reasonable Efforts to Commercialize each Product in each of the Major Countries. Aventis shall be responsible for establishing the price of each Product sold by or on behalf of it pursuant to this Agreement.

2.13 THIRD PARTY LICENSES. Aventis, at its sole expense, shall be responsible for obtaining any and all licenses from third parties necessary or desirable to perform the R&D Program and/or to Commercialize any Product; PROVIDED, that the provisions of Section 4.4(b) may result in a reduction in the royalties payable to NeoGenesis with respect to certain third party licenses.

2.14 COMPLIANCE WITH LAW. Aventis shall conduct the R&D Program and conduct its Manufacturing operations in a safe and prudent manner, in compliance with all Applicable Laws (including, but not limited to, occupational safety and health, public safety and health, protecting the environment, the disposal of wastes, Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and in compliance with all applicable provisions of this Agreement. Aventis shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement. NeoGenesis shall conduct all activities contemplated by this Agreement in accordance with all Applicable Laws, including, but not limited to, occupational safety and health, public safety and health, protecting the environment, the disposal of wastes and Good Laboratory Practices.

2.15 PERIODIC REVIEW. Aventis and NeoGenesis shall periodically meet, at such times and places as are mutually agreed upon, for Aventis to provide NeoGenesis with an update on the status of the progress of Aventis' R&D Program and Commercialization of each Product, PROVIDED, HOWEVER, that such meetings shall occur no more than twice per calendar year unless the parties agree, in writing, to meet more often. Aventis and NeoGenesis shall each be responsible for its own expenses incurred in connection with attending such meetings.


3.  LICENSE; PROPRIETARY RIGHTS

3.1 GRANT OF LICENSE. (a) Subject to the terms and conditions of this Agreement, including the payment of all applicable fees, NeoGenesis hereby grants to Aventis, and Aventis hereby accepts, an exclusive, worldwide, right and license, within the Territory, to use the NeoGenesis Intellectual Property and NeoGenesis Patent Rights with application to the Field (collectively, the LICENSED TECHNOLOGY) to the extent necessary or useful to research, develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Lead Compounds and Products. Aventis may grant sublicenses of its rights under this Section 3.1; PROVIDED that Aventis: (i) obtains the written agreement of each non-Affiliated sublicensee to be subject to the same obligations as is Aventis under Sections 2.14, 2.15, 3.1(c), 3.2, 4.4-4.8, 5.2 and 8.3(c) (last sentence) of this Agreement (or substantially identical provisions) and (ii) shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by Aventis, its Affiliates or any of its sublicensees. Aventis shall also ensure that all sublicensees are required to indemnify NeoGenesis with respect to the matters that are addressed in Section 7.2(b) and Section 7.3(b) (it being further understood that NeoGenesis need not be identified by name).

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     (b) The license granted under this Section 3.1 shall be treated as a license of rights to "intellectual property" (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the BANKRUPTCY CODE)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that Aventis may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code PROVIDED, that it abides by the terms of this Agreement.

     (c) Aventis shall mark or have marked all containers or packages of Products that are the subject of the license granted under this Section 3.1 in accordance with the patent marking laws of the jurisdiction in which such Products are manufactured, used or sold.

3.2 RETAINED RIGHTS. (a) This Agreement does not convey to NeoGenesis any ownership rights in any Aventis Intellectual Property by implication, estoppel or otherwise except for the rights expressly granted in Section 2.5. Title to the Aventis Intellectual Property shall at all times remain vested in Aventis. This Agreement does not convey to Aventis any ownership rights in any NeoGenesis Intellectual Property by implication, estoppel or otherwise except for the rights expressly granted in Section 3.1 and assigned in Section 3.2(d). Title to the NeoGenesis Intellectual Property shall at all times remain vested in NeoGenesis. Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be the property of NeoGenesis and is included in the definition of NeoGenesis Intellectual Property. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be jointly held by Aventis and NeoGenesis. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be the property of Aventis and is included in the definition of Aventis Intellectual Property. Notwithstanding any of the foregoing, Program Intellectual Property, regardless of inventorship, shall be: (i) the property of NeoGenesis if such Program Intellectual Property is directly related to the NeoMorph Screening Library (except as described in Section 3.2(a)(ii)(2) below), ALIS screening technology or QSCD; and (ii) the property of Aventis (1) if such Program Intellectual Property is directly related to the Screening Targets or the uses thereof or to Aventis' functional or secondary assays, or to the Products, or (2) if such Program Intellectual Property relates to the Lead Compounds and analogs, homologs and isomers thereof or the Products.

     (b) If required, patent counsel mutually acceptable to the parties and selected by the Steering Committee in accordance with Section 3.3(c) shall determine inventorship of all Program Intellectual Property (including Program Patent Rights) that arises from the transactions contemplated by this Agreement in accordance with U.S. patent law (and other U.S. intellectual property law) when determining whether such intellectual property is (i) Aventis Intellectual Property or (ii) NeoGenesis Intellectual Property or (iii) whether Program Intellectual Property (including Program Patent Rights) is jointly owned or is owned solely by NeoGenesis or owned solely by Aventis.

     (c) NeoGenesis shall retain the following rights with respect to the following NeoGenesis Intellectual Property and Program Intellectual Property (including Program Patent Rights):

         (i) NeoGenesis shall continue to use its NeoMorph Screening Library to screen target proteins for other parties; PROVIDED, that any Screening Targets screened by NeoGenesis on behalf of Aventis, shall not be screened for a third party or internally at NeoGenesis (nor shall NeoGenesis research, develop, make, use or sell any products active against such Screening Targets) during the Program and for a period of [*] following the completion of all work by NeoGenesis under the Program. It is understood and acknowledged by NeoGenesis that the restrictions imposed by this paragraph will operate independently of and in addition to any patent rights that Aventis may hold in respect of any Screening Target.

         (ii) NeoGenesis shall retain all rights and may continue to use Preliminary Compounds created as part of the Program but not selected as Primary Active Compounds and Primary Active Compounds not selected as Hit Compounds; PROVIDED, HOWEVER, that such Preliminary Compounds and Primary Active Compounds (A) may not be used against the Screening Targets and (B) shall only be used in the event and to the extent they result from use of the primary mass-encoded NeoMorph Screening Library to screen target proteins for other parties. Notwithstanding the foregoing, it is understood and agreed that NeoGenesis shall mask all Preliminary Compounds created as part of the Program until such time as Aventis selects Primary Active

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         Compounds in accordance with paragraph 3 of ATTACHMENT A and shall mask all Primary Active Compounds created as part of the Program until such time as Aventis selects Hit Compounds in accordance with paragraph 6 of ATTACHMENT A and shall mask all Hit Compounds created as part of the Program until such time as Aventis selects Lead Compounds in accordance with Section 2.8.

     (d) In addition to the license granted under Section 3.1 with respect to Licensed Technology, NeoGenesis hereby assigns and agrees to assign to Aventis all of NeoGenesis' right, title and interest in all Lead Compounds designated by Aventis in accordance with Section 2.8. Such assigned Lead Compounds and the corresponding NeoGenesis Patent Rights shall, from the date of assignment by NeoGenesis, be treated as Aventis Patent Rights for purposes of this Agreement (including Section 3.3(c) and Section 3.4) and such assigned Lead Compounds and the corresponding NeoGenesis Intellectual Property shall, from the date of assignment by NeoGenesis, be treated as Aventis Intellectual Property for purposes of this Agreement (including Section 3.3(c) and Section 3.4); PROVIDED, that notwithstanding any provision of this Agreement to the contrary, Aventis shall remain obligated to pay NeoGenesis in respect of all such assigned Lead Compounds (and any related Products) the milestone fees and royalties due NeoGenesis under Section 4.3 and Section 4.4 of this Agreement. The date of assignment with respect to the designated Compounds shall be the date Aventis notifies NeoGenesis that a particular Hit Compound has been designated as a Lead Compound and pays the fee for such Lead Compound specified in Section 4.3(a)(i).

     (e) If, at any time during the applicable license term, NeoGenesis has or obtains any patent or other proprietary right in any Program Intellectual Property (by ownership or license) that could be asserted to prevent Aventis from practicing the Aventis Intellectual Property or Program Intellectual Property owned by Aventis to research, develop, make and have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export compounds, NeoGenesis will grant Aventis a non-exclusive, worldwide, perpetual license (or sublicense, as the case may be), with the right to sublicense, to such patent or other proprietary right and Aventis will pay NeoGenesis royalties on sales of such compounds as described under Section 4.4 to the extent necessary or useful to practice the license granted under Section 3.1; provided, however, that the foregoing shall not be construed to grant Aventis any license to utilize NeoGenesis' proprietary mass encoded NeoMorph compound library, ALIS screening technology or QSCD except as otherwise expressly set forth in this Agreement.

     (f) Aventis hereby grants NeoGenesis an irrevocable, exclusive (except as to Aventis as described below in this Section 3.2(f)), fully-paid, perpetual license to any Program Intellectual Property described in Section 3.2(a)(ii)(2), except that in each case Aventis will retain exclusive rights in such Program Intellectual Property (the GENERIC RIGHTS) to the extent necessary or useful to research, develop, make and have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Lead Compounds and/or Products.

     (g) Neither party shall use Program Intellectual Property owned by the other party unless exclusively licensed back to such party by the other party (pursuant to Section 3.2(f)) or Confidential Information of the other party outside of the performance of the Program or except as otherwise permitted in the Agreement.

3.3 DISCLOSURE; PATENT PROSECUTION. (a) Each of NeoGenesis and Aventis shall promptly disclose to the other knowledge of any Invention that constitutes Program Intellectual Property; such Program Intellectual Property will be added to ATTACHMENT B (and ATTACHMENT D if applicable) and will be subject to the provisions of this Agreement. Within forty-five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property that is jointly owned, the parties shall confer as to appropriate protection for such Program Intellectual Property. Notwithstanding the provision of this Section 3.3, no party shall file, prosecute and maintain any Program Patent Right without the other party's prior written consent before the date specified in Section 2.8 for Aventis' notice of Lead Compounds.

(b) NeoGenesis shall have the sole right, but not the obligation, to file, prosecute, and maintain, at NeoGenesis' sole expense, each of the NeoGenesis Patent Rights throughout the Territory. NeoGenesis shall promptly furnish or have furnished to Aventis copies of all patents, patent applications, substantive patent office actions, substantive responses received or filed in connection with such patents and patent applications (other than patents and patent applications covering solely NeoGenesis Intellectual Property that is not licensed to Aventis under Section 3.1 or assigned to Aventis under Section 3.2(d)). Aventis may itself or through its attorney offer comments and suggestions with

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respect to the matters that are the subject of this Section 3.3(b) and
NeoGenesis agrees to consider such comments and suggestions; PROVIDED that nothing herein shall obligate NeoGenesis to adopt or follow such comments or suggestions. Aventis shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Program Intellectual Property owned by NeoGenesis. NeoGenesis shall promptly provide notice to Aventis as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any patents or patent applications within the Program Intellectual Property owned by NeoGenesis. NeoGenesis shall not seek patent protection that covers generic claims to any class of compounds developed in the course of the Program until such time as Aventis has designated Lead Compounds in respect of such class of compounds or until the period of time for such designation expires with respect to the Selected Compounds derived from such class of compounds. In the event that NeoGenesis elects not to file for patent protection under the NeoGenesis Patent Rights or elects not to prosecute or maintain a patent or patent application under the NeoGenesis Patent Rights it shall notify Aventis of such decision at least forty-five (45) days prior to the due date of any action or payment due. Aventis shall have the right, but not the obligation to assume the responsibility therefor then at its own cost and expense. If appropriate, such patents and patent applications rights should then be assigned to Aventis; PROVIDED, Aventis reimburses NeoGenesis for its' documented patent costs in respect of such assigned patents and patent applications.

(c) Aventis shall have the sole right, but not the obligation, to file, prosecute, and maintain, at Aventis' sole expense (except as provided below), each of the Aventis Patent Rights throughout the Territory. Aventis shall promptly furnish or have furnished to NeoGenesis copies of documents relevant to Generic Rights and provide NeoGenesis with the opportunity to review and comment on patent decisions made by patent counsel. NeoGenesis shall be responsible for [*] of all costs relating to the preparation, filing, prosecution and maintenance of any and all patent applications and patents covering Generic Rights. NeoGenesis shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Program Intellectual Property owned by Aventis. Aventis shall promptly provide notice to NeoGenesis as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any patents or patent applications within the Program Intellectual Property owned by Aventis relating to Generic Rights.

3.4 ENFORCEMENT. (a) NeoGenesis shall be solely responsible for defense and enforcement of NeoGenesis Intellectual Property and NeoGenesis Patent Rights but excluding Licensed Technology. Aventis shall be solely responsible for the defense and enforcement of Aventis Intellectual Property and Aventis Patent Rights.

     (b) Except as otherwise provided in Section 3.4(a), Aventis shall have the first option to pursue any enforcement or defense of Licensed Technology; PROVIDED, that Aventis pays all costs and expenses related to the same, keeps NeoGenesis reasonably informed of its progress and provides NeoGenesis with copies of any documents related to such proceedings and reasonable notice of all proceedings relating to same. Aventis' costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 3.4(d). Aventis shall notify NeoGenesis of its decision to exercise its right to enforce Licensed Technology as soon as possible, and shall bring an enforcement action not later than sixty (60) days (forty five (45) days in the case of an action brought under the Hatch-Waxman Act) following its discovery or receipt of notice of the alleged infringement.

     (c) If Aventis does not exercise its option to enforce or defend any Licensed Technology within sixty (60) days (forty five (45) days in the case of an action brought under the Hatch-Waxman Act) or (within ninety (90) days of commencing to prosecute any enforcement or defense action) Aventis and NeoGenesis have not otherwise agreed not to pursue such infringement for business reasons, and Aventis (i) has not persuaded the alleged infringer to desist, (ii) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of Licensed Technology at issue, as determined by NeoGenesis in its reasonable discretion, or (iii) has not provided NeoGenesis with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer, then NeoGenesis shall have the right to pursue the alleged infringer or take control of any action initiated by Aventis at NeoGenesis' own expense. In any such case, Aventis will substitute NeoGenesis as party plaintiff for purposes of pursuing any alleged infringer.

     (d) Any recovery of damages with regard to Licensed Technology in any suit handled by one party pursuant to Section 3.4(b) or Section 3.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of

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the litigant relating to the suit or settlement thereof. The balance of any recovery shall be distributed (i) first to Aventis in an amount equal to its lost profits or a reasonable royalty on the sales of the infringer (whichever measure of damages the court shall have applied), and (ii) then to NeoGenesis in an amount equal to the royalties due NeoGenesis based on such sales (if the court applies a sales of the infringer measure of damages) or a reasonable approximation of the royalties that Aventis would have owed to NeoGenesis on sales of Products that Aventis lost to the infringer (if the court applies a lost profits measure of damages). The balance, if any, remaining after Aventis has been compensated for lost profits or lost sales and NeoGenesis has been compensated for lost royalties shall be paid to Aventis. No settlement, or consent judgment or other voluntary final disposition of any suit regarding Licensed Technology may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

     (e) Notwithstanding the provisions of Section 3.4(b), in the event that a declaratory judgment action alleging invalidity or non-infringement of any of the patents within Licensed Technology that are within NeoGenesis Patent Rights but are not within jointly owned Program Intellectual Property, NeoGenesis shall have the first option, within sixty (60) days after notification of same, to assume defense of the action concerning its own technology at its expense, but Aventis shall be entitled to participate in such action, at its own expense.

     (f) In any infringement suit as either party may institute to enforce Licensed Technology, or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Technology brought against NeoGenesis or Aventis, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.


4.  PRICING; PAYMENT

4.1 SCREENING FEE. Aventis shall pay NeoGenesis a fee of [*] for each Screening Target screened pursuant to the Program that is a non-protein/protein interaction Screening Target and a fee of [*] for each Screening Target screened pursuant to the Program that is a protein/protein interaction Screening Target. Such fee shall be payable with respect to the first [*] Screening Targets in two installments: the first installment of [*] on the Effective Date and the second installment consisting of the remaining balance due in accordance with the immediately preceding sentence within [*] of "completion of screening" against all [*] of the Screening Targets. "Completion of screening" for each Screening Target shall be deemed to occur upon delivery of Hit Compounds for such Screening Target to Aventis (or, if Aventis does not designate any Hit Compound(s) for such Screening Target, within [*] of receipt of the Final Target Report for such Screening Target, then at the end of such [*] period). Any work conducted for further optimization and evaluation of Hit Compounds to Selected Series or to Lead Compounds will be carried out on FTE basis in accordance with
Section 4.2 and Paragraphs 7-8 of ATTACHMENT A.

4.2 HIT EXPLORATION FEE. Commencing on the first anniversary of the Effective Date, but not prior to the date Aventis commences optimization of Hit Compounds resulting from the Screening Program (whether such optimization is performed by NeoGenesis or Aventis), Aventis will provide NeoGenesis with [*] of funding, at the FTE Rate and payable in equal quarterly installments over such [*], for at least [*] full time FTE positions per year to facilitate the performance by NeoGenesis of the Hit Exploration Program. Aventis may increase such Hit Exploration Program funding for up to an aggregate [*] FTE positions per annum. Such FTE personnel shall, at the direction of the Steering Committee, perform optimization and evaluation of Hit Compounds to Selected Series or to Lead Compounds; PROVIDED, that if the Steering Committee does not direct the expenditure of all FTE funding on such optimization and evaluation services in any year of such [*] period, Aventis may use such FTE funding to fund screening of up to [*] additional Screening Target during each year of such [*] period; such additional Screening target to be proposed by Aventis using the procedure specified in Section 2.2.

4.3 MILESTONES. (a) Aventis will pay NeoGenesis milestone payments in respect of Products as specified in this Section 4.3.

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         (i)  Within thirty (30) days following the date on which Aventis identifies each Lead Compound (if any), Aventis will pay NeoGenesis [*]. Aventis shall promptly notify NeoGenesis of the decision to nominate a Lead Compound.

         (ii) Within thirty (30) days following the date on which Aventis files the first IND in a Major Country, Aventis will pay NeoGenesis [*]. Aventis shall promptly notify NeoGenesis of the decision to initiate such toxicology studies.

         (iii)Within thirty (30) days following the date on which the first administration or dosing of any Product occurs in a Major Country in the first Phase II Clinical Trials relating to such Product, Aventis will pay NeoGenesis [*]. PHASE II CLINICAL TRIALS means any human clinical trials for which a Primary Endpoint is a preliminary determination of safety, biological activity, efficacy or dose ranges in patients with the disease target being studied as required by the relevant Regulatory Authorities. PRIMARY ENDPOINT means, with respect to a Phase II Clinical Trial, the point at which POSITIVE statistical significance has been achieved with respect to the primary endpoint specified in the protocol for such trial.

         (iv) Within thirty (30) days following the date on which the first administration or dosing of any Product occurs in a Major Country in the first Phase III Clinical Trials relating to such Product, Aventis will pay NeoGenesis [*]. PHASE III CLINICAL TRIALS means any clinical studies of any Product in human patients with the disease target being studied to determine safety and efficacy of a Product in patients as required by the relevant Regulatory Authorities.

         (v) Within thirty (30) days following the date on which Aventis receives an NDA approval from the FDA permitting the manufacture and sale of a Product, or a comparable Regulatory Approval for another Major Country, Aventis will pay NeoGenesis [*].

     (b) Milestones identified in Section 4.3(a)(i)-(v) shall be due only for the first Product that is active against a particular Screening Target, regardless of (i) the number of Products that are active against such Screening Target that are identified by the Program or developed and/or commercialized by Aventis, and (ii) the number of times a Product hits such milestone (e.g., if different indications are pursued for the same Product); PROVIDED, that if the first Product that is active against a Screening Target does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent Product that is active against such Screening Target and that achieves such milestone. On the date any one milestone with respect to a Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Product and shall be paid (except to the extent they have previously been paid with respect to another Product active against the relevant Screening Target).

4.4 ROYALTIES. (a) Not later than [*] following each March 31, June 30, September 30 and December 31 commencing with the First Commercial Sale of Products that are active against Screening Targets in any country, Aventis shall pay to NeoGenesis royalties by country for the most recent three-month period then ended, equal to (i) [*] of Net Sales. Aventis shall pay royalties with respect to each Product on a country by country basis (1) until the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any NeoGenesis Patent Right (including those NeoGenesis Patent Rights assigned to Aventis pursuant to Section 3.2(d)) covering such Product in the country in which the Product is manufactured or sold, or (2) if no NeoGenesis Patent Right (including those NeoGenesis Patent Rights assigned to Aventis pursuant to Section 3.2(d)) exists in the relevant country covering the manufacture, use or sale of the relevant Product, until [*] from the First Commercial Sale of such Product in such country.

     (b) If Aventis is required to make payments (including, without limitation, royalties, option fees or license fees) to one or more third parties to obtain licenses or similar rights under patents owned by a third party to avoid infringement by any Product of such third party(ies) patent-protected technology, then Aventis may, beginning from the date of such third party payments, deduct fifty percent (50%) of the amount of such third party payments in any calendar quarter from the royalties payable to NeoGenesis in such calendar quarter; provided that such deductions

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

shall not exceed one half (50%) of the applicable royalty rate specified in
Section 4.4(a) with respect to such Product.

4.5 REMITTANCE. (a) All royalties and milestone payments required under this
Section 4 shall be payable in full in the United States in United States Dollars, regardless of the countries in which sales are made. For the purpose of computing Net Sales for which a currency other than United States Dollars is received, such currency shall be converted into United States Dollars at the simple average of the closing mid-point rates for the last business day of each month of the calendar quarter for buying United States Dollars for the calendar quarter in which such sales were made. The "closing mid-point rates" found in the "Dollar spot forward against the Dollar" table published by THE FINANCIAL TIMES or any other publication as agreed to by the parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

     (b) In the event that any payment due NeoGenesis under this Agreement is not made when due, the amount due shall accrue interest beginning on the fifth day following the final date on which such payment was due, calculated at the annual rate equal to two percent (2%) above the 30-day LIBOR for U.S. dollars reported in the WALL STREET JOURNAL for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of NeoGenesis to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

     (c) If at any time legal restrictions within any country in the Territory prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by Aventis of any royalties owed by Aventis to NeoGenesis in respect of sales in such country is prevented, Aventis shall make payment through any lawful means or methods that may be available as Aventis shall reasonably determine. If royalties in any country cannot be remitted within three (3) months after the end of the relevant royalty period then Aventis shall pay NeoGenesis in the local currency of such country by deposit of the relevant royalties in a bank account in such country designated by NeoGenesis.

4.6 RECORDS. Aventis, its Affiliates and sublicensees shall keep and maintain for a period of at least three (3) years from the date of each payment of royalties, records (prepared in accordance with GAAP) sufficient to determine the amounts of Net Sales and payments due under Section 4.4. Within forty-five
(45) days following each March 31, June 30, September 30 and December 31 in which payments are due under Section 4.4, Aventis shall provide NeoGenesis with a report including at least: (a) actual Net Sales, by country in local currency;
(b) the currency conversion rate used and U.S. dollar-equivalent of such sales;
(c) the calculation of royalties thereon; and (d) the total royalties so computed and due NeoGenesis. Such reports shall be submitted to NeoGenesis whether or not any sales of Product have been made during such period. Upon delivery of the report due for the period ending December 31 of each year, Aventis shall also report to NeoGenesis the aggregate royalties due NeoGenesis for the entire preceding year.

4.7 INSPECTION. Aventis and its Affiliates shall, and Aventis shall provide in any agreements with any sublicensees that such sublicensees shall, each make its records available for inspection by an independent certified public accountant, appointed by NeoGenesis and reasonably acceptable to Aventis, during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from NeoGenesis, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of Products in any given payment period. NeoGenesis agrees to hold in confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for NeoGenesis to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. Any person or entity conducting such audit or inspection will agree in writing with NeoGenesis to treat all records reviewed in the course of the audit or inspection as the Confidential Information of Aventis under terms and conditions no less restrictive than the terms contained in Section 5.2. The results of each inspection, if any, shall be binding on both parties. NeoGenesis shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than five percent (5%) of the total amount paid during the period that is the subject of the inspection, Aventis shall pay for such inspection.

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

4.8 TAXES. If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Section 4, Aventis shall make such withholding payments as required and subtract such withholding payments from the payments to be made to NeoGenesis as set forth in this Section 4, or if applicable, NeoGenesis will reimburse Aventis or its designee(s) of the amount of such withholding payments that are not subtracted from the payments made to NeoGenesis as set forth in this Section 4. Aventis shall provide NeoGenesis with documentation of such withholding and payment in a manner that is satisfactory for purposes of reporting to the U.S. Internal Revenue Service. Any withholdings paid when due hereunder shall be for the account of NeoGenesis. Withholding payments made by Aventis pursuant to this
Section 4.8 shall be made based upon financial information provided to Aventis by NeoGenesis, and to the extent that such information is incorrect, NeoGenesis shall be liable for any deficiency, and any fine, assessment or penalty imposed by any taxing authority in the Territory for any deficiency in the amount of any such withholding or the failure to make such withholding payment. If Aventis is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, NeoGenesis shall promptly reimburse Aventis for such payments. The parties will cooperate to minimize, to the extent legally permissible, the tax liabilities related to this Agreement. Notwithstanding the foregoing, such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the provisions of this Agreement, including this Section 4.8. No U.S. sales tax or similar taxes will be due by Aventis on any of the contractual payments set forth in this Section 4.

4.9 INVOICES. All payments will be made thirty (30) days after receipt of an invoice in the name of Aventis Pharma S.A and sent to the following address:

     Aventis Pharma S.A.
     Comptabilite Fournisseurs
     Tri 403
     20, avenue Raymond Aron
     F-92160 ANTONY

     The invoice should mention: "Dossier gere par N. Delbos"


5.  CONFIDENTIALITY

5.1 PUBLICITY. Except as is necessary to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (a) keep the material terms of this Agreement confidential; and (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as practicable after the Effective Date (such agreement not to be unreasonably withheld or delayed). Each party may thereafter disclose to third parties the specific information contained in such public announcement without the need for further approval by the other party. Nothing in this Section 5.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.

5.2 CONFIDENTIALITY. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s). Either party may only disclose the general nature, but not the specific financial terms, of this Agreement without the prior consent of the other party; PROVIDED that either party may provide a copy of this Agreement or disclose the terms of this Agreement (i) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep this Agreement confidential, (ii) to any legal or financial advisor of such party, or (iii) in response to a subpoena or other validly issued administrative

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

or judicial process requesting disclosure of same; PROVIDED, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure and permits the disclosing party to oppose or narrow such request for disclosure and supports any of disclosing party's reasonable efforts to oppose such request (at disclosing party's expense) and shall disclose the terms of this Agreement only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

     (b) Each party will restrict disclosure of the other party's Confidential Information to those of its employees to whom it is necessary to disclose such Confidential Information in connection with the purposes permitted under Section 5.2(a). Each party shall use reasonable efforts, including at least efforts fully commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

     (c) Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party's Confidential Information. Each party hereby agrees to, within thirty (30) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party's Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party.

     (d) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; PROVIDED that prior to any such disclosure, the receiving party shall use reasonable efforts to: (i) promptly notify the disclosing party in writing of such requirement to disclose; and (ii) cooperate fully with the disclosing party in protecting against any such disclosure or obtaining a protective order.

5.3 PUBLICATIONS. Each party recognizes that the publication of papers regarding results of the Program, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information regarding the compounds included in any patent application until such patent application has been published. Accordingly, each party shall have the right to review and comment upon any paper proposed for publication by the other party regarding results of the Program, including oral presentations and abstracts, which utilizes data generated from the Program or includes Confidential Information of the other party and neither party will make any publication or disclosure regarding the results of the Program without the prior written consent of the other party. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least thirty (30) days prior to submitting the paper to a publisher. The receiving party shall review any such paper and give its comments to the publishing party within twenty (20) days of the delivery of such paper to the receiving party. With respect to oral presentation materials, the parties shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the disclosing party with appropriate comments, if any, but in no event later than twenty (20) days from the date of delivery to the receiving party. The disclosing party shall comply with the other party's request to delete references to such other party's Confidential Information in any such paper and agrees to withhold publication of same for an additional one hundred eighty (180) days (or longer if necessary) in order to permit the parties to obtain patent protection, if either of the parties deem it necessary, in accordance with the terms of this Agreement. If there is a dispute regarding publications, such dispute shall be resolved by the Steering Committee.

6.  REPRESENTATIONS AND WARRANTIES.

6.1 AUTHORIZATION; ENFORCEABILITY. Each of Aventis and NeoGenesis represent and warrant to the other that: (a) it is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party's obligations

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) (i) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement; and
(ii) it shall not disclose to the other party any information that is confidential or proprietary to itself or to a third party unless such information is identified as Confidential Information.

6.2 NEOGENESIS PERFORMANCE. (a) NeoGenesis hereby represents and warrants to Aventis that: (i) NeoGenesis shall use Commercially Reasonable Efforts to perform the Program using qualified personnel and in a good and workmanlike manner consistent with industry standards of companies that are comparable to NeoGenesis performing similar activities under similar circumstances; and (ii) as of the Effective Date, there is no agreement known to NeoGenesis to which it is a party and by which it is bound that would conflict with or be breached by NeoGenesis granting Aventis the license in Section 3.1.

     (b) NeoGenesis hereby represents and warrants to Aventis that it has not sought, and will not seek, patent protection on any of the compounds that will be screened in the conduct of the Program.

6.3 DISCLAIMER. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2, NeITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NeoMorph Screening Library, the NeoMorph Focused Libraries, QSCD, the Preliminary Compounds, the Primary Active Compounds, the Selected Compounds, the LEAD Compounds, THE SCREENING TARGETS, THE PRODUCTS, THE NeoGenesis intellectual property, THE Aventis intellectual property, THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE NeoGenesis PATENT RIGHTS OR THE Aventis PATENT RIGHTS, OR SUCH PARTy'S OBLIGATIONS UNDER THIS AGREEMENT.

     (b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF NeoGenesis AND Aventis EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 7.2-7.3.


7.  RISK ALLOCATION

7.1 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

7.2 THIRD PARTY CLAIMS. Subject to the provisions of Section 7.4, each of NeoGenesis and Aventis (each, in such capacity an INDEMNIFYING PARTY) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity, an INDEMNIFIED PARTY) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys' fees of Indemnified Party(ies) and those that may be asserted by a third party) or liability including but not limited to claims for death or personal injury (collectively, LOSSES) imposed upon the Indemnified Party(s) by any third party arising from or related to: (a) any material breach of the Indemnifying Party's representations and warranties under this Agreement; or (b) any negligence or intentional misconduct by the Indemnifying Party (or its employees, agents, representatives, Affiliates, licensees, sublicensees or distributors) in performing its obligations under this Agreement, including the performance of the Program or the R&D Program; or
(c) (with respect to Aventis as an Indemnifying Party) the labeling, packaging, package insert, other materials or promotional claims with respect to any Product or the development, testing, Manufacturing, Commercialization, use or other disposition of any Product by Aventis or by an Affiliate, licensee, sublicensee, distributor or agent of

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Aventis. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

7.3 INFRINGEMENT INDEMNIFICATION. (a) Subject to the provisions of Section 7.4, NeoGenesis shall defend, indemnify and hold harmless the Aventis Indemnified Party(ies) from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that use of NeoGenesis Intellectual Property or practice of the NeoGenesis Patent Rights by Aventis in accordance with the terms of this Agreement violates or infringes the intellectual property rights of any third party. NeoGenesis shall have no liability or obligation to Aventis under this Section 7.3(a) in the event and to the extent that the alleged infringement results from willful misconduct or negligent acts or omissions of Aventis or its Affiliates, or its or their respective employees, officers, directors or agents.

     (b) Subject to the provisions of Section 7.4, Aventis shall defend, indemnify and hold harmless the NeoGenesis Indemnified Party(ies) from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that use of the Aventis Intellectual Property or the practice of the Aventis Patent Rights by NeoGenesis in accordance with the terms of this Agreement violates or infringes the intellectual property rights of any third party. Aventis shall have no obligation or liability to NeoGenesis under this Section 7.3(b) in the event and to the extent that the alleged infringement (i) is covered by Section 7.3(a) or (ii) results from willful misconduct or negligent acts or omissions of NeoGenesis or its Affiliates, or its or their respective employees, officers, directors or agents.

7.4 PROCEDURE. To receive the benefit of indemnification under Sections 7.2 or 7.3, the Indemnified Party must (a) promptly notify the Indemnifying Party of a claim or suit; PROVIDED, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party); (b) provide reasonable cooperation (at the Indemnifying Party's expense); and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; PROVIDED that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party's consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's cost and expense.


8.   TERM AND TERMINATION

8.1 TERM. This Agreement shall take effect as the Effective Date and shall remain in effect until the expiration date(s) specified in this Section 8.1, unless sooner terminated in accordance with Section 8.2. The duration of the Program will be thirty six (36) months from the Effective Date or such longer period as is required for NeoGenesis to complete the Program in accordance with
Section 2.4 (the PROGRAM TERM). If the license under Section 3.1 is exercised, such license will remain in effect on a country-by-country basis until the LATER
OF: (a) the expiration of the term of the last-to-expire of the patent rights within the NeoGenesis Intellectual Property or Program Intellectual Property owned by or licensed to NeoGenesis (including those NeoGenesis Patent Rights assigned to Aventis pursuant to Section 3.2(d)) covering the applicable Lead Compounds or the corresponding Product or (b) ten (10) years following the First Commercial Sale of such Product.

8.2 TERMINATION. (a) NeoGenesis may terminate the Program with thirty (30) days' notice to Aventis if Aventis fails to pay fees not contested in good faith due under the Agreement or commits a material breach, unless the nonpayment or breach is cured within the 30-day notice period. Aventis may terminate the Program with thirty (30) days notice to NeoGenesis if NeoGenesis commits a material breach unless the breach is cured within the thirty (30)-day notice period. In addition, NeoGenesis may suspend work pursuant to the Program with notice to Aventis if Aventis fails to pay NeoGenesis any amount due NeoGenesis under this Agreement.

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

     (b) Aventis may terminate the Program on the first anniversary of the Effective Date based on Aventis' dissatisfaction with the results of the Screening Program. Aventis may terminate the Hit Exploration Program at any time with or without cause upon one hundred eighty (180) days notice.

     (c) Following completion of the Program, either party may terminate the license, on a Product-by-Product basis, with sixty (60) days notice if the other commits a material breach (including non-payment) unless the breach is cured within the sixty (60)-day notice period.

     (d) Either party shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

     (e) Aventis shall have the right to terminate the license on a Lead Compound-by-Lead Compound basis at any time with sixty (60) days notice.

8.3 EFFECT OF TERMINATION. (a) Upon termination (including expiration) of this
Agreement: (i) NeoGenesis will terminate all Program tasks (if any) then in process in an orderly manner, as soon as practical and in accordance with a schedule agreed to by Aventis and NeoGenesis; (ii) Aventis shall pay NeoGenesis any monies due and owing NeoGenesis up to the time of termination, for services actually performed (including all work-in process (if any) pursuant to the last sentence of Paragraph 7 or Paragraph 8 of ATTACHMENT A), PROVIDED, such fee shall not exceed the price specified in this Agreement and (iii) within thirty
(30) days following termination (including expiration) of this Agreement, NeoGenesis shall deliver to Aventis a reasonably-detailed written report describing the results of the Program services performed up to the date of such termination.

     (b) Upon termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party.

     (c) The licenses granted by NeoGenesis under Section 3.1 shall survive any expiration or termination of the Program or this Agreement with respect to any Lead Compound or Product for which the applicable fees and milestone fees and royalties have been paid (when due in accordance with the terms of this Agreement) and Aventis shall continue to have the right to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Lead Compounds and Products; PROVIDED that Aventis continues to pay NeoGenesis the fees and royalties as required by Sections 4.1, 4.3 and 4.4 and complies with Sections 4.5-4.8. The licenses granted under Section 3.1 shall not survive termination or expiration with respect to Lead Compounds or Products for which Aventis has not made payment in accordance with this Agreement and shall immediately terminate with respect to any Lead Compound or Product for which the applicable service fees and milestone fees are not timely paid (should such payment become due after termination of this Agreement or for any Product for which Aventis fails to pay NeoGenesis fees and royalties as required by Sections 4.1, 4.3 and 4.4 or fails to comply with Sections 4.5-4.8 subject to the opportunity to cure described in Section 8.2(b). In the event the license granted to Aventis under Section 3.1 terminates for any reason, each of Aventis' sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements, PROVIDED such sublicensee agrees in writing that NeoGenesis is entitled to enforce all relevant provisions directly against such sublicensee.

     (d) Except as otherwise provided herein, neither party shall be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 8.

     (e) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Aventis' liability for any charges, payments or expenses due to NeoGenesis that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

*=CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

8.4 SURVIVAL. Sections 1, 2.8, 3.2, 3.3 and 5-9 shall survive any termination or expiration of this Agreement. Section 4 shall survive any termination of this Agreement with respect to Products (including Products that are covered by Section 3.2(d)) PROVIDED, that Section 4 shall not survive expiration of this Agreement with respect to any Product in accordance with the last sentence of
Section 8.1.


9.  GENERAL PROVISIONS.

9.1 ISSUE RESOLUTION. The parties shall use their best efforts to resolve any controversy or dispute that arises under or relates to this Agreement through good faith discussions. The parties shall initiate such discussions using the following procedure. Either party shall notify the other party of the nature of the controversy or dispute, providing sufficient detail to permit the other party to understand same (a DISPUTE NOTICE). The representatives of the parties shall meet within 30 days after the date that the non-sending party receives the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If they are unable to resolve the dispute within 60 days after their meeting, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the parties are free to pursue any remedy at law or in equity. Pending resolution of any dispute covered by this
Section 9.1, both parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other party that are not in dispute.

9.2 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, the parties shall use United States (Federal) patent laws for purposes of governing and construing Sections 3.2-3.4 of this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

9.3 AMENDMENT AND WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Aventis and NeoGenesis do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. NeoGenesis shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers' compensation, unemployment and withholding taxes. Aventis shall not provide NeoGenesis personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

9.5 ASSIGNMENT. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; PROVIDED, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; (c) a single Person of which such party owns a majority of the voting stock; or (d) an Affiliate of the assigning party; PROVIDED, FURTHER, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment.

9.6 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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9.7 NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

9.8 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.9 CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.10 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

9.11 ENTIRE AGREEMENT. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

9.12 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

9.14 FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

9.15 FURTHER ASSURANCES. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

NeoGenesis PHARMACEUTICALS, INC.        Aventis PHARMA S.A.


Name:         Peter T. Lomedico         Name:        Emmanuel Canet
Title:        Vice President            Title:       Directeur General
              Strategic Alliances
Signature:    /s/ Peter T. Lomedico     Signature:   /s/ Emmanuel Canet

Date:         December 20, 2001         Date:        December 21, 2001

NOTICE ADDRESS:                         NOTICE ADDRESS:
NeoGenesis Pharmaceuticals, Inc.        Aventis Pharma S.A.
                                        attn. R. Fleer
840 Memorial Drive                      13, quai Jules Guesde B.P. 14  94403
                                        Vitry-sur-Seine
Cambridge, MA 02139                     Cedex, France
Phone:  617.868.1500                    Phone: 33.1.55.71.33.55
Fax:  617.868.1515                      Fax: 33.1.55.71.33.77

                                        With a copy to:
                                        Aventis Pharmaceuticals Inc.
                                        attn. Vice President, Legal Corporate
                                        Development
                                        Mail Stop: BWA-303H
                                        Route 202-206
                                        Bridgewater, NJ 08807-0800
                                        Phone: 908.231.3537
                                        Fax: 908.231.4480

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                                  ATTACHMENT A
                                RESEARCH PROGRAM

The Program to be performed by NeoGenesis with respect to the Screening Targets will screen [*] compounds contained in the NeoGenesis NeoMorph Screening Library against each Screening Target using the protocol described below.

SCREENING PHASE

1. Aventis will provide NeoGenesis with at least [*] nmol. of each of the purified functionally-active Screening Target proteins. NeoGenesis will perform initial experiments on the Screening Targets to determine screening conditions in NeoGenesis' ALIS protocols. NeoGenesis will establish SOPs for ALIS screening based on the preceding experiments.

2. Using the SOPs, NeoGenesis will perform ALIS screening of at least [*] and up to [*] NeoMorph compounds against each Screening Target, such number being determined by the Steering Committee on a Screening Target-by-Screening Target basis. The ALIS screening will be carried out under moderately stringent conditions to identify compounds that bind to the Screening Target with binding affinities better than [*] micromolar (Kd < [*]) (each a PRELIMINARY COMPOUND). The Steering Committee will review the Kds of such Preliminary Compound(s) and select those that warrant further work.

3. NeoGenesis will purify or synthesize up to [*] Preliminary Compounds per Screening Target selected by the Steering Committee for further work and will deliver to Aventis [*] of each of these "discrete" Preliminary Compounds to Aventis; PROVIDED, that upon the determination of the Steering Committee that more than [*] discrete Preliminary Compounds should be synthesized for any Screening Target, NeoGenesis will synthesize such additional discrete Preliminary Compounds as directed by the Steering Committee and Aventis shall reimburse NeoGenesis for the costs to synthesize such additional discrete Preliminary Compounds. Aventis will evaluate the activity of these discrete Preliminary Compound(s) in biochemical or in vitro functional assay or Aventis will transfer such assays to NeoGenesis for evaluation of such discrete preliminary Compounds at NeoGenesis. The party responsible for evaluating the activity of such discrete Preliminary Compound(s) will notify the other party of any discrete Preliminary Compound which has demonstrated activity in a Screening Target-based biochemical/functional assay with IC50 of less than [*] micromolar (IC50 < [*]) and will notify the other party of the results of such assays, including any discrete Preliminary Compound(s) which has demonstrated activity in the Screening Target-based biochemical/functional assays with IC50 of less than [*] micromolar (IC50
< [*]) (each, a PRIMARY ACTIVE COMPOUND) within [*] after completion of such assays and not later than [*] after receipt of the discrete Preliminary Compounds or the Screening Target-based biochemical /functional assay, as applicable.

4. If either Aventis or NeoGenesis identifies one or more Primary Active Compounds pursuant to Paragraph 3, then NeoGenesis will prepare a report for all Primary Active Compound(s) that details the chemical structures, binding affinities and IC50 values for such Primary Active Compound(s). NeoGenesis will deliver such report to Aventis when it notifies Aventis of such Primary Active Compounds or, if Aventis has conducted the biochemical/functional assays, within [*] of receipt of the results of such assays from Aventis.

5. Aventis will select up to [*] Primary Active Compounds per Screening Target, for further study or optimization by NeoGenesis. NeoGenesis will perform [*]cycles of optimization for the Primary Active Compounds identified by Aventis. To perform such optimization, NeoGenesis will create NeoMorph Focused Libraries based upon such Primary Active Compounds and will perform high stringency-ALIS screening to improve Kd values to [*] micromolar or better (Kd < [*]) and to develop a preliminary SAR. The results of this additional ALIS screening will be summarized in a report (each, a FINAL TARGET REPORT) and submitted to the Aventis Hit Evaluation Committee (HEC) for consideration.

6. The HEC may select one or more compounds (each, a HIT COMPOUND) from the optimized Primary Active Compounds prepared by NeoGenesis pursuant to Paragraph
5. In selecting Hit Compounds, the HEC will consider

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in good faith whether these satisfy the following criteria: (a) IC50/dose response confirmed on purified/ re-synthesized Primary Active Compound; (b) functional activity confirmed on purified/ re-synthesized Primary Active Compound; (c) potential for chemical optimization of such Primary Active Compound; (d) whether such Primary Active Compound is likely to lead to patentable compounds; (e) selectivity of such Primary Active Compound on project specific secondary assays (screening tree); (f) activity of such Primary Active Compound in functional assay; (g) solubility; (h) mode of action of such Primary Active Compound (case by case basis); and (i) whether such Primary Active Compound revealed some SAR in small series ([*] compounds).


HIT EXPLORATION PHASE

7. NeoGenesis will purify or synthesize discrete Hit Compounds and will provide Aventis with [*] of each discrete Hit Compound(s) for evaluation by Aventis in Screening Target-based biochemical or in vitro functional assays (or Aventis will transfer such assays to NeoGenesis for evaluation of such Hit Compounds at NeoGenesis) and, at the direction of the Steering Committee, evaluation in anti-infective, cytotoxicity and any other additional assays as determined by the Steering Committee. NeoGenesis will prepare a report of such evaluation including structures, Kds, IC50 values and results of all assays and will deliver the report to Aventis within [*] following the completion of such evaluation. Any additional quantities of Hit Compounds will be furnished to Aventis at cost, which shall be based on the FTE rate.

8. Aventis will select a series of Hit Compounds for further optimization (each, a SELECTED SERIES). NeoGenesis will perform additional optimization and all necessary assays as directed by the Steering Committee to optimize the Selected Series compounds to meet the Lead Compound criteria specified in clauses (a)-(h) of the definition of Lead Compound(s). All such work will be carried out on FTE basis and Aventis will provide funding for such work as provided in Section 4.2. The decision whether any of the optimized Hit Compounds should be nominated as Lead Compounds will be based on a detailed report (each, a CANDIDATE LEAD COMPOUND REPORT) and a written recommendation of the Steering Committee. The final decision on a Lead Compound nomination will be taken by the Aventis Scientific Review Committee (SRC) in accordance with Section 2.8.

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WORK FLOWCHART

                          [GRAPHICS OF WORK FLOWCHART]

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                                  ATTACHMENT B
                          PROGRAM INTELLECTUAL PROPERTY
                          [TO BE SUPPLIED AS DEVELOPED]


                                  ATTACHMENT C
                                SCREENING TARGETS
                           [TO BE SUPPLIED BY AVENTIS]


                                  ATTACHMENT D
                        NEOGENESIS INTELLECTUAL PROPERTY
                  [TO BE SUPPLIED BY NEOGENESIS AS APPLICABLE]

                            NEOGENESIS PATENT RIGHTS
                  [TO BE SUPPLIED BY NEOGENESIS AS APPLICABLE]

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